Exhibit 99.1
Hewlett Packard Enterprise Announces Board Enhancements to Support Ongoing Transformation and Drive Shareholder Value

Board to Appoint Technology Executive Robert Calderoni and Form New Strategy Committee to Identify Opportunities for Value Creation

Enters into Cooperation Agreement with Elliott Investment Management

HOUSTON – July 16, 2025 – HPE (NYSE: HPE) today announced several enhancements to support HPE’s ongoing transformation, including the formation of a new Strategy Committee of the Board and the appointment of Robert (Bob) Calderoni, a veteran technology executive and current Chairman of KLA Corp., as a director effective July 16, 2025. These enhancements were made as part of the Board’s continued efforts to drive shareholder value, and in connection with a cooperation agreement with Elliott Investment Management L.P. (Elliott).

The newly formed Strategy Committee will assess the strategies of HPE’s businesses and identify opportunities for additional value creation. Calderoni will chair the Strategy Committee, and it will also include Gary Reiner, Raymond Lane, and Charles Noski. In addition to chairing the Strategy Committee, Calderoni will join as a member of HPE’s Integration Committee, which was formed by the HPE Board following the closing of the Juniper transaction.

Pat Russo, Chair of the HPE Board, said, “We are pleased to welcome Bob to our Board. His perspectives and experiences will complement those of our existing directors, and I look forward to collaborating closely with him as we work together to drive increasing value for our shareholders. HPE has an exciting opportunity ahead given the recent close of the Juniper Networks acquisition, and Bob has directly relevant experience that will be invaluable to us. The Board is focused on providing management with the support and engagement necessary to successfully integrate this acquisition, which will strengthen HPE’s value to both customers and shareholders.”

Calderoni said, “HPE is one of the most storied technology companies in the world, and I am excited to join its Board. I look forward to leveraging my networking, infrastructure and software experience as I work closely with current Board members and the management team to explore options for value creation. Having overseen major technology company transformations before, I understand the urgency and am energized by the magnitude of the opportunity ahead.”

Jason Genrich, Elliott Partner and Senior Portfolio Manager, said “We appreciate the positive dialogue we have had with HPE’s Board and see substantial value ahead. We believe Bob’s appointment to the Board and his leadership of the new Strategy Committee will help HPE identify meaningful operational and strategic opportunities for shareholder value creation. We are pleased with today’s outcome and look forward to continuing our collaboration with the Board and the management team to support HPE’s ongoing transformation.”

In addition to Calderoni’s appointment and the formation of the new Strategy Committee, HPE’s cooperation agreement with Elliott includes an information-sharing agreement that will allow for an ongoing dialogue between Elliott and HPE, as well as the customary standstill, voting, and other provisions. The agreement also gives Elliott the ability to appoint an Elliott representative to the Board at any point up until the expiration of the standstill, as detailed in HPE’s Form 8-K filing.

The full agreement between HPE and Elliott will be filed on a Form 8-K with the Securities and Exchange Commission.

About Robert Calderoni
Robert Calderoni is a veteran technology executive and board director with more than 30 years of leadership experience in hardware, software and information technology services. He currently serves as the Chairman of the Board of KLA Corporation and a Board member of Ansys, Inc. Mr. Calderoni has previously served on the Boards of Citrix Systems, Juniper Networks, and LogMeIn. At Citrix, he served as Executive Chairman from 2015 to 2018 and Chairman from 2019 to 2022. He also served as Interim CEO and President of Citrix from 2015 to 2016 and from 2021 to 2022. From 2012 to 2014, Mr. Calderoni served as President of SAP’s Cloud business following SAP’s acquisition of Ariba in 2012. Prior to the acquisition, he served as CEO of Ariba from 2001 and Chairman of Ariba from 2003.

About HPE
HPE (NYSE: HPE) is a leader in essential enterprise technology, bringing together the power of AI, cloud, and networking to help organizations achieve more. As pioneers of possibility, our innovation and expertise advance the way people live and work. We empower our customers across industries to optimize operational performance, transform data into foresight, and maximize their impact. Unlock your boldest ambitions with HPE. Discover more at www.hpe.com.

Contacts
Media Contact:
Laura Keller
Laura.Keller@hpe.com

Investor Contact:
Paul Glaser
investor.relations@hpe.com

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks, uncertainties, and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Hewlett Packard Enterprise and its consolidated subsidiaries (“Hewlett Packard Enterprise”) may differ materially from those expressed or implied by such forward-looking statements and assumptions. The words “believe”, “expect”,

“anticipate”, "guide", “optimistic”, “intend”, “aim”, “will”, "estimates", “may”, “could”, “should” and similar expressions are intended to identify such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to any statements related to expectations of operational and/or financial performance; capital allocation strategies and actions; the completion of the proposed acquisition of Juniper Networks on anticipated terms and timing, or at all; the ability of HPE to integrate and implement its plans, forecasts and other expectations with respect to the combined business after the completion of the proposed transaction and realize additional opportunities for growth and innovation; and the unpredictability and uncertainty of macroeconomic and geopolitical events, including but not limited to global conflicts and heightened trade restrictions. Risks, uncertainties, and assumptions include those that are described in Hewlett Packard Enterprise’s Annual Report on Form 10-K for the fiscal year ended October 31, 2024, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and in other filings made by Hewlett Packard Enterprise from time to time with the Securities and Exchange Commission. Hewlett Packard Enterprise assumes no obligation and does not intend to update these forward-looking statements, except as required by applicable law.